Exhibit 99.1

NEWS RELEASE

18-05-095

2901 Butterfield Road                                Oak Brook, Ill. 60523                       www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)
(630) 218-8000 Ext 2358 or palffy@inlandgroup.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNUAL MEETING SET FOR OCTOBER 14, 2008

Oak Brook, Ill.  July 22, 2008— Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced that the date for the company’s annual meeting for stockholders has been set for October 14, 2008.  The meeting will take place at 2901 Butterfield Road, Oak Brook, Illinois, to begin at 10:00 a.m. Central Time.  All Inland Western stockholders of record as of July 17, 2008 are entitled to vote at this meeting.

At the meeting, stockholders will act on the election of directors, establishment of an employee stock plan, amendment and restatement of the company’s charter to reflect the effects of its internalization and any other matters that properly come before the meeting.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, community and neighborhood centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of March 31, 2008, the portfolio consisted of 319 wholly and partially owned properties nationally, totaling in excess of 45 million square feet.  For further information, please see the company website at www.inlandwestern.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the 2008 annual meeting of stockholders, Inland Western filed a definitive proxy statement and other materials with the SEC.  Investors and security holders are advised to read the definitive proxy statement because it contains important information.  Certain of the company’s officers and directors may be deemed to be participants in the solicitation of proxies.  Information regarding such individuals is included in the company’s Annual Report on Form 10-K, as amended by the company’s Annual Report on Form 10K/A previously filed with the SEC, and is included in the definitive proxy statement.  Stockholders and investors may obtain additional information regarding the interests of Inland Western and its directors and executive officers, which may be different than those of Inland Western’s stockholders generally, by reading the definitive proxy statement and other relevant documents when filed with the SEC.  Stockholders and investors may obtain a free copy of the definitive proxy statement and other relevant documents when they become available, as well as other materials filed with the SEC concerning Inland Western, at the SEC’s website at http://www.sec.gov.  Copies of these materials and other documents also may be obtained at no charge from: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, attention Investor Relations.